Exhibit 10.10
DISCRETIONARY AWARD Agreement
THIS AGREEMENT is entered into by and between PNMR Services Company (the “Company”) and Charles N. Eldred (“Employee”) (each, a “Party” and collectively, the “Parties”) as of this 20th day of February, 2020 (the “Effective Date”).
RECITALS
The Company anticipates that Employee’s services will be critical through December 15, 2020 (the “Retention Date”). To encourage Employee to remain employed with the Company through the Retention Date and to incentivize Employee to devote substantially all of Employee’s working time and skill to the service of the Company, the Company wishes to provide Employee with a Discretionary Award, as specified by this Agreement.
TERMS AND CONDITIONS
1.Term of Agreement.
This Agreement shall be effective as of the Effective Date and shall terminate automatically as of January 1, 2021 (the “Term”).
2.Scope of Agreement; At Will Employment.
This Agreement deals solely with the attainment and payment of the Discretionary Award. All other terms and conditions of Employee’s employment are determined pursuant to the Company’s employment policies and practices, unless otherwise specifically modified by this Agreement. For the avoidance of doubt, Employee remains eligible to participate in benefit plans and programs sponsored by the Company and its Affiliates that are generally available to officers of the Company including but not limited to, the Officer Annual Incentive Plan, the Long-Term Incentive Plan and the PNM Resources, Inc. Officer Retention Plan, subject to the terms and conditions of those plans. This Agreement is intended to supplement and not replace the benefit plans and programs sponsored by the Company and its Affiliates.
Employee acknowledges that Employee’s employment by the Company is and remains “at-will” and that Employee or the Company may terminate the employment relationship at any time and for any reason, without prior notice. If the employment relationship between the Parties ends during the Term of this Agreement, the Agreement will govern only the terms of the payment of the Discretionary Award.
3.Discretionary Award.
(a)Attainment. Employee shall be entitled to the Discretionary Award if (1) Employee remains employed by the Company or an Affiliate through the Retention Date and (2) Employee devotes substantially all of Employee’s undivided working time, attention, knowledge and skills to the job assigned to Employee by the Company or an Affiliate through the Retention Date.

(b)Discretionary Award Amount; Form. For purposes of this Agreement, the Discretionary Award will be equal to $229,905.00, payable in a single lump sum.
(c)Timing. The Discretionary Award shall be paid to Employee in accordance with the Company’s regular payroll practices, but in no event shall the Discretionary Award be paid after December 31, 2020. If Employee is terminated without Cause, dies or becomes Disabled (as defined in the PNM Resources, Inc. Officer Retention Plan), Employee will receive the full Discretionary Award in accordance with the first sentence of this Subsection (c).
4.Termination of Employment.
(a)Termination by Employee. If Employee terminates his employment for any reason before the Retention Date, Employee will not be entitled to receive the Discretionary Award.
(b)Termination by Company or an Affiliate for Cause. If the Company or an Affiliate terminates Employee’s employment for Cause before the Retention Date, Employee will not be entitled to receive the Discretionary Award.
(c)Termination by Company or an Affiliate without Cause. If the Company or an Affiliate terminates Employee’s employment without Cause before the Retention Date, Employee shall be entitled to receive the Discretionary Award. The Discretionary Award shall be paid within thirty (30) days of Employee’s termination of employment and no later than December 31, 2020. In such instance, Employee also may be entitled to receive severance or retention benefits pursuant to the PNM Resources, Inc. Non-Union Severance Pay Plan or the PNM Resources, Inc. Officer Retention Plan if the requirements of those plans are met.
5.Death or Disability.
If Employee dies or becomes Disabled before the Retention Date, Employee shall be entitled to receive the full Discretionary Award. In such instance, the Discretionary Award shall be paid within thirty (30) days of Employee’s death or Disability and no later than December 31, 2020.
6.Clawback.
The payments described by this Agreement are subject to potential forfeiture or clawback to the fullest extent called for by applicable federal or state law or a policy adopted by the Company or its Affiliates. Employee hereby agrees to return the full amount required by applicable law or any policy adopted by the Company or its Affiliates.
7.Classification; Withholding.
The Discretionary Award described by this Agreement will be classified for payroll and other purposes as “employee recognition awards.” Payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

8.Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of the Company and Employee, but neither this Agreement nor any rights arising hereunder may be assigned, pledged or otherwise alienated by Employee.
9.Severability.
If any provision of this Agreement as applied to either Party or to any circumstances is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
10.Amendment or Waiver.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of the Company. No waiver by either Party at any time of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of any other condition or provision at any time.
11.Governing Law.
This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Mexico.
12.Entire Agreement.
This Agreement embodies the entire agreement of the Parties respecting the payment of the Discretionary Award to Employee and with respect to the other terms expressly set forth in this Agreement.
13.Further Assurances.
Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other Party to evidence and reflect the transactions described and contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement.
14.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
15.Section 409A Compliance.
(a)Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.
(c)Compliant Operation and Interpretation. This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto. While the Company believes that this Agreement is not subject to the requirements of Section 409A of the Code, it does not warrant or guaranty that the Agreement is either excepted from or complies with the requirements of Section 409A of the Code. Employee remains solely responsible for any adverse tax consequences imposed upon Employee by Section 409A of the Code.
16.Defined Terms.
Capitalized terms used in but not otherwise defined in this Agreement shall have the meanings given to them in the PNM Resources, Inc. Non-Union Severance Pay Plan.
IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the date set forth below.
PNMR Services Company

By: /s/ Patrick V. Apodaca
Its: SVP, General Counsel
Date: April 15, 2020

Employee

        Charles N. Eldred
Employee Name (printed)

        /s/ Charles N. Eldred
Employee Signature

Date: April 15, 2020
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